Exhibit 3.53

CERTIFICATE OF TRUST
OF
CSE CENTENNIAL VILLAGE

          This Certificate of Trust of CSE Centennial Village (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

          1.          Name. The name of the statutory trust formed by this Certificate of Trust is: “CSE Centennial Village.”

          2.          Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

          3.          Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

State of Delaware Secretary of State Division of Corporations Delivered 06:35 PM 06/07/2006 FILED 06:35 PM 06/07/2006
SRV 060552448 - 4171518 FILE

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

THE CORPORATION TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ Jennifer A. Schwartz

Name:	Jennifer A. Schwartz

Title:	Assistant Vice President